UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2014

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2014, Kindred Healthcare, Inc. (the “Company”) issued a press release announcing that the Board of Directors of the Company appointed Stephen D. Farber as Executive Vice President, Chief Financial Officer of the Company effective as of such date.

Prior to joining the Company, Mr. Farber served as Executive Vice President and Chief Financial Officer of Rural/Metro Corporation, the nation’s leading provider of ambulance, fire protection and safety services, from May 2013 to December 2013, where he led the company’s financial restructuring efforts. Prior to joining Rural/Metro Corporation, Mr. Farber’s principal roles included serving (1) from 2011 to 2012 as Executive-in-Residence with Warburg Pincus LLC, a global private equity firm, (2) from 2006 to 2009 as Chairman and Chief Executive Officer of Connance, Inc., a predictive analytics provider to healthcare companies, and (3) from 2002 to 2005 as Chief Financial Officer of Tenet Healthcare Corporation, at the time, the nation’s second largest hospital operator.

In connection with this announcement, a subsidiary of the Company entered into an Employment Agreement (the “Agreement”) with Mr. Farber, pursuant to which Mr. Farber will serve the Company as Executive Vice President, Chief Financial Officer. The Agreement has a one-year term which is extended automatically each day by one day unless the Company notifies Mr. Farber of its intent not to extend the term. Upon such notification, the Agreement will terminate in one year. The Agreement provides that Mr. Farber is entitled to an annual base salary of $500,000 and participation in the Company’s short-term incentive plan with a target bonus of 70% of base salary, the Company’s long-term incentive plan with a target bonus of 50% of base salary, the Company’s equity-based plans and other employee benefit plans. Mr. Farber may receive increases in his base salary as approved by the Executive Compensation Committee of the Company’s Board of Directors.

The Agreement also provides for severance payments under certain circumstances. Following termination for any reason, Mr. Farber is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company, Mr. Farber is entitled to certain additional payments. If employment is terminated by reason of death or disability, Mr. Farber is entitled to a prorated portion of his short-term incentive target award in the year of termination. If Mr. Farber’s employment is terminated by the Company for cause, no additional payments are made under the Agreement. If his employment is subject to termination for good reason (as defined in the Agreement) or other than for cause (collectively, an “Involuntary Termination”), certain levels of severance payments are provided under the Agreement.

If Mr. Farber’s employment is subject to an Involuntary Termination, the Agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned in the year of termination (based upon actual performance) and one and one-half times his base salary and short-term incentive target award in the year of termination. In addition, for an 18 month period following his termination date, Mr. Farber would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock awards and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options).

In connection with entering into the Agreement, the Company is expected to award Mr. Farber 50,000 restricted shares of the Company’s common stock, par value $0.25 per share, vesting in equal annual installments over three years.

In addition, a subsidiary of the Company has entered into a Change in Control Severance Agreement with Mr. Farber (the “Severance Agreement”). The Severance Agreement provides for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years after a change in control of the Company if the Company terminates Mr. Farber’s employment without cause or Mr. Farber terminates employment with the Company for good reason (all as defined in the Severance Agreement). The benefits to be afforded Mr. Farber include (i) a lump sum cash severance payment equal to three times base salary and short-term incentive target award as of the termination of employment or change in control date, whichever is greater, (ii) continuation of health, dental, life and disability insurance coverage for three years, and (iii) reimbursement of up to $5,000 for legal and accounting fees incurred as a result of the change in control.

A copy of the press release issued by the Company related to Mr. Farber’s appointment as Executive Vice President, Chief Financial Officer is attached hereto as Exhibit 99.1.

Item 8.01.	Other Events.

Incorporated by reference is a press release issued by the Company on February 3, 2014 which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release dated February 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: February 4, 2014	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
Co-General Counsel and Corporate Secretary